Exhibit 99.1

News Release

2012-18

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports First Quarter 2012 Results

Confirms four satellite launches to occur in Q2-Q3 2012

Luxembourg, 8 May 2012

Intelsat S.A., the world’s leading provider of satellite services, today reported financial results for the three months ended March 31, 2012.

Intelsat S.A. reported revenue of $644.2 million and a net loss of $24.4 million for the three months ended March 31, 2012. The company also reported Intelsat S.A. EBITDAi, or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $481.2 million, and Intelsat S.A. Adjusted EBITDAi of $496.7 million, or 77 percent of revenue, for the three months ended March 31, 2012.

Intelsat CEO Dave McGlade said, “In the first quarter, Intelsat achieved steady financial performance, driven by our customers’ demand for the mission-critical communications infrastructure our network offers. We successfully launched Intelsat 22 in March, carrying the Australian Defence Force hosted payload and continuing the deployment of beams for our global broadband mobility infrastructure. This continued enhancement of our network positions Intelsat to serve high-demand applications in regions where growth is strongest.

McGlade continued, “With contracted backlog of $10.5 billion providing visibility for future revenue and cash flows, we are focused on our 2012 investment program, which involves the launch of four additional satellites, providing incremental capacity to support future customer growth.”

Business Highlights

•

Intelsat’s media business announced a number of new agreements and customer renewals and expansions reflecting the global footprint of the Intelsat fleet, Intelsat’s support of DTH platforms and the value of our regional media distribution neighborhoods.

•

Discovery Communications, the world’s number one nonfiction media company, recently signed a multi-year agreement to expand its use of capacity serving numerous Latin American countries, including Brazil and Argentina. The agreement will allow Discovery to deliver high definition channels both to cable and Direct-to-Home (DTH) providers in the region. The capacity on Intelsat 9 at 302° East will transition to Intelsat 21 once that satellite enters service later this year.

•

STN, Ltd., a leading broadcast-over-satellite provider, recently signed a multi-year agreement for additional capacity on Galaxy 19 for DTH services over the United States, and uplink services from Intelsat’s Mountainside teleport in Maryland. STN provides international programming on Intelsat’s premier free-to-air U.S. multicultural DTH community, which offers nearly 250 channels. Located at 97° West, Galaxy 19 provides complete coverage of the continental United States, the Caribbean, Alaska and Hawaii.

•

Intelsat’s network services business continues to experience demand for fixed, wireless and broadband infrastructure used by telecom operators, wireless operators, enterprise network providers and corporations.

•

VSAT Systems, an independent teleport operator, satellite wholesaler and retailer, recently extended its capacity agreement on Galaxy 28 at 89° West for coverage over North America. The company uses the satellite capacity to provide communications services to its enterprise, oil and gas, and disaster recovery customers.

•

Banking services provider eProcess International SA., an affiliate of Ecobank Group, a pan-African banking group, renewed and expanded its service commitments under a multi-transponder, multi-year contract for capacity on the Intelsat 903 satellite.

•	Intelsat’s government business executed contract renewals and expansions reflecting solid demand for mobility applications with the high reliability and coverage of Intelsat’s extensive fleet.

•

Intelsat’s indirect, wholly-owned subsidiary, Intelsat General Corporation (IGC), was awarded a renewal of a Future COMSATCOM Services Acquisition (FCSA) contract for multiple off-net transponders for the provision of in-theatre communications. In addition, IGC was awarded a multi-year contract for on-net transponder and terrestrial networking services in the Pacific Ocean region for the U.S. Government.

•

Intelsat’s satellite investment programs covering 10 satellites launching from March 2012 through 2015 continue to progress. Intelsat 22 launched in March, and is expected to complete in-orbit testing and enter into service in the second quarter of 2012. Intelsat 19 is expected to follow with a second quarter 2012 launch provided by Sea Launch.

•	Intelsat’s average fill rate on our approximately 2,075 station-kept transponders was 79 percent at March 31, 2012.

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•	On April 23, 2012, Intelsat Jackson repaid $50.0 million of the $175.0 million outstanding under its revolving credit facility.

•

On April 26, 2012, Intelsat Jackson completed an offering of $1.2 billion aggregate principal amount of its 7  1/4% Senior Notes due 2020. The net proceeds from the offering were, or are expected to be, primarily used to repurchase or redeem all of Intelsat Jackson’s outstanding 9  1/2% Senior Notes due 2016 and up to $470.0 million aggregate principal amount of its outstanding 11  1/4% Senior Notes due 2016.

Financial Results for the Three Months Ended March 31, 2012

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, Mobile Satellite Services (“MSS”) and other satellite-based transmission services using capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other Revenues also include revenues from consulting and other services and sales of customer premises equipment.

Revenue for the three months ended March 31, 2012, increased by $4.0 million, or 1 percent, to $644.2 million as compared to $640.2 million for the three months ended March 31, 2011. By service type, revenue increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $12.7 million, primarily due to a $12.5 million increase in revenue from growth in capacity sold to media customers primarily in the Latin America and Caribbean, the Europe and the North America regions, as well as a $3.8 million increase in revenue from capacity sold by our IGC business, partially offset by a $3.6 million decrease in revenue from network services customers.

•

Managed services—an aggregate decrease of $5.0 million largely due to a decrease in revenue from network services customers for international trunking solutions primarily in Africa, a trend that we expect will continue due to the migration of services in this region to fiber optic cable.

•

Channel—an aggregate decrease of $3.5 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cables, a trend that we expect will continue.

Off-Network and Other Revenues:

•

Transponder, MSS and other off-network services—an aggregate increase of $5.0 million, primarily due to a $5.0 million increase in customer premises equipment revenue and a net $2.1 million increase in off-network transponder services largely related to contracts being implemented by our IGC business, partially offset by a $2.1 million decline in usage-based mobile satellite services (“MSS”) revenue sold by our IGC business.

•

Satellite-related services—an aggregate decrease of $5.2 million, due primarily to lower professional fees earned for providing government professional services and flight operations support for third-party satellites following the conclusion of certain contracts.

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Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, income from operations, and interest expense, net, are described below.

•

Direct costs of revenue of $105.0 million for the three months ended March 31, 2012, were flat compared to the three months ended March 31, 2011. Direct costs of revenue increased by $3.3 million due to higher costs of equipment and a net $1.4 million increase in miscellaneous expenses, partially offset by a $1.8 million decrease in the cost of MSS capacity purchased related to solutions sold by our IGC business and a $2.9 million decrease in costs related to earth station operations.

•

Selling, general and administrative expenses decreased by $0.6 million, or 1 percent, to $51.0 million for the three months ended March 31, 2012, as compared to the three months ended March 31, 2011. The decrease was primarily due to $1.2 million of lower non-cash stock compensation costs associated with our share incentive plan and a $4.0 million decrease in professional fees, partially offset by a $2.1 million increase in bad debt expense, as compared to a credit in the first quarter of 2011 due to better than expected collections, and a $1.1 million increase in other staff-related expenses.

•

Depreciation and amortization expense decreased by $8.1 million, or 4 percent, to $186.9 million for the three months ended March 31, 2012, as compared to the three months ended March 31, 2011. This decrease primarily resulted from reduced depreciation expense due to the timing of certain assets becoming fully depreciated and changes in the estimated useful lives of certain satellites, together with variation from year to year in the pattern of consumption of amortizable intangible assets. Those decreases were partially offset by increases due to satellites placed into service in 2011.

•

Our income from operations increased by $1.2 million to $291.5 million for the three months ended March 31, 2012, as compared to $290.3 million for the three months ended March 31, 2011, due primarily to the effects described above, including higher revenue and lower depreciation expense and selling, general and administrative expense. Income from operations was further affected by:

•

a $9.9 million loss recognized on our derivative financial instruments for the three months ended March 31, 2012, related to the net loss on our interest rate swaps, primarily due to interest expense accrued on the interest rate swaps, partially offset by a gain related to the change in fair value. For the three months ended March 31, 2011, we recorded a gain of $1.7 million on derivative financial instruments.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. As of March 31, 2012, we also held interest rate swaps with an aggregate notional amount of $2.3 billion to economically hedge the variability in cash flow on a portion of the floating-rate term loans under our senior secured and unsecured credit facilities. The swaps have not been designated as hedges for accounting purposes. Interest expense, net decreased by $37.4 million, or 11%, to $311.4 million for the three months ended March 31, 2012, as compared to $348.8 million for the three months ended March 31, 2011. The decrease in interest expense, net was principally due to the following:

•	a net decrease of $30.5 million in interest expense resulting from our refinancing transactions, redemptions and offerings in 2011; and

•	a decrease of $5.1 million from higher capitalized interest resulting from increased levels of satellites and related assets under construction.

The non-cash portion of total interest expense, net was $15.4 million for the three months ended March 31, 2012, and included $1.0 million of payment-in-kind interest expense and $14.4 million primarily associated with the amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

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•	Loss on early extinguishment of debt was $168.2 million for the three months ended March 31, 2011, with no similar charge during the three months ended March 31, 2012.

•

Other income, net was $2.9 million for the three months ended March 31, 2012, as compared to $3.9 million for the three months ended March 31, 2011. The decrease of $1.0 million was primarily due to a decrease in exchange rate gains related to our business conducted in Brazilian Reais and Euros in 2012.

•

Provision for income taxes was $7.2 million for the three months ended March 31, 2012, as compared to a benefit from income taxes of $7.0 million for the three months ended March 31, 2011. The difference was principally due to a release of withholding tax liabilities resulting from certain sales in the Asia-Pacific region as well as the refinancing expenses and changes in the balance of deferred taxes as a result of a 2011 reorganization, both recorded in the three months ended March 31, 2011, and due to a 2012 internal subsidiary merger which caused a re-measurement of our deferred taxes in the quarter ended March 31, 2012.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $481.2 million for the three months ended March 31, 2012, reflected a decrease of $8.0 million from $489.3 million for the same period in 2011. Intelsat S.A. Adjusted EBITDA decreased by $3.0 million, or 1 percent, to $496.7 million, or 77 percent of revenue, for the three months ended March 31, 2012, from $499.7 million, or 78 percent of revenue, for the same period in 2011.

At March 31, 2012, Intelsat’s contracted backlog, representing expected future revenue under contracts with customers, was $10.5 billion, compared to $10.7 billion at December 31, 2011.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the Schanges in revenue and customer trends over time.

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Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set

	Three Months Ended March 31,		Three Months Ended March 31,
	2011		2012
Network Services	$307,105	48%	$298,929	46%
Media	198,968	31%	209,895	33%
Government	125,208	20%	128,393	20%
Other	8,907	1%	6,952	1%

	$640,188	100%	$644,169	100%

By Service Type

	Three Months Ended March 31,		Three Months Ended March 31,
	2011		2012
On-Network Revenues
Transponder services	$467,283	73%	$479,959	75%
Managed services	70,947	11%	65,972	10%
Channel	27,296	4%	23,820	4%

Total on-network revenues	565,526	88%	569,751	88%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	59,469	9%	64,434	10%
Satellite-related services	15,193	2%	9,984	2%

Total off-network and other revenues	74,662	12%	74,418	12%

Total	$640,188	100%	$644,169	100%

Free Cash Flow From (Used in) Operations and Capital Expenditures

Free cash flow used in operations i was $138.8 million during the three months ended March 31, 2012. Free cash flow from (used in) operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended March 31, 2012, totaled $260.9 million.

Our capital expenditure guidance for the periods 2012 through 2014 (“the Guidance Period”) forecasts capital expenditures during those periods for ten satellites. This is comprised of one satellite recently launched, seven satellites currently in development and two satellites expected to be ordered during the Guidance Period. These satellites are expected to be launched from 2012 to 2015. Consistent with prior guidance, we expect our 2012 total capital expenditures to range from approximately $775 million to $850 million. Capital expenditures for fiscal years 2013 and 2014 are expected to range from $550 million to $625 million and $525 million to $600 million, respectively. The annual classification of capital expenditure payments could be affected by the timing of achievement of satellite manufacturing and launch contract milestones.

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During the three years ending March 31, 2014, we also expect to receive significant customer prepayments under our existing customer contracts, and under customer contracts to be signed in the future. Significant prepayments received in the first quarter of 2012 totaled $37.4 million. Prepayments are currently expected to range from $150 million to $200 million in 2012, all under existing contracts. Prepayments are currently expected to range from $150 million to $200 million in 2013 and $100 million to $150 million in 2014, with the majority of these prepayments coming from existing customer contracts.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from (used in) operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Tuesday, May 8, 2012 to discuss the company’s financial results for the three months ended March 31, 2012. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, North America-based participants should call (866) 510-0711. Participants outside the United States and Canada should call +1 (617) 597-5379. The participant pass code is 31639049. Participants will have access to a replay of the conference call through May 15, 2012. The replay number for North America-based participants is (888)286-8010 and for other participants is +1 (617) 801-6888. The participant pass code for the replay is 13877633.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating

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our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2011 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
Revenue	$640,188	$644,169
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	105,023	105,010
Selling, general and administrative	51,599	50,966
Depreciation and amortization	195,002	186,871
(Gain) loss on derivative financial instruments	(1,714)	9,858

Total operating expenses	349,910	352,705

Income from operations	290,278	291,464
Interest expense, net	348,790	311,431
Loss on early extinguishment of debt	(168,229)	—
Earnings from previously unconsolidated affiliates	120	—
Other income, net	3,877	2,903

Loss before income taxes	(222,744)	(17,064)
Provision for (benefit from) income taxes	(6,986)	7,204

Net loss	(215,758)	(24,268)
Net (income) loss attributable to noncontrolling interest	160	(181)

Net loss attributable to Intelsat S.A.	$(215,598)	$(24,449)

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INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
Net loss	$(215,758)	$(24,268)
Add (Subtract):
Interest expense, net	348,790	311,431
Loss on early extinguishment of debt	168,229	—
Provision for (benefit from) income taxes	(6,986)	7,204
Depreciation and amortization	195,002	186,871

EBITDA	$489,277	$481,238

EBITDA Margin	76%	75%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

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INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
Net loss	$(215,758)	$(24,268)
Add (Subtract):
Interest expense, net	348,790	311,431
Loss on early extinguishment of debt	168,229	—
Provision for (benefit from) income taxes	(6,986)	7,204
Depreciation and amortization	195,002	186,871

Intelsat S.A. EBITDA	489,277	481,238

Add (Subtract):
Compensation and benefits	2,330	1,167
Management fees	6,217	6,266
Earnings from previously unconsolidated affiliates	(120)	—
(Gain) loss on derivative financial instruments	(1,714)	9,858
Non-recurring and other non-cash items	3,735	(1,814)

Intelsat S.A. Adjusted EBITDA	$499,725	$496,715

Intelsat S.A. Adjusted EBITDA Margin	78%	77%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

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INTELSAT S.A.

CONSOLIDATED BALANCE SHEET

($ in thousands, except per share amounts)

	As of December 31, 2011	As of March 31, 2012
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$294,700	$311,463
Restricted cash	94,131	118,032
Receivables, net of allowance of $20,830 in 2011 and $21,509 in 2012	331,371	305,626
Deferred income taxes	26,058	25,873
Prepaid expenses and other current assets	42,934	64,837

Total current assets	789,194	825,831
Satellites and other property and equipment, net	6,142,731	6,198,350
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	742,868	719,922
Other assets	447,686	426,962

Total assets	$17,361,406	$17,409,992

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$143,097	$97,827
Taxes payable	11,764	1,052
Employee related liabilities	43,315	24,249
Accrued interest payable	359,336	332,088
Current portion of long-term debt	164,818	338,955
Deferred satellite performance incentives	17,715	17,194
Deferred revenue	64,609	78,797
Other current liabilities	76,460	94,378

Total current liabilities	881,114	984,540
Long-term debt, net of current portion	15,837,512	15,825,966
Deferred satellite performance incentives, net of current portion	113,974	105,772
Deferred revenue, net of current portion	724,413	735,771
Deferred income taxes	265,181	268,719
Accrued retirement benefits	305,902	300,977
Other long-term liabilities	322,735	300,578
Redeemable noncontrolling interest	3,024	2,098

Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2011 and March 31, 2012	5,000	5,000
Paid-in capital	1,571,855	1,573,185
Accumulated deficit	(2,608,702)	(2,633,151)
Accumulated other comprehensive loss	(111,528)	(108,973)

Total Intelsat S.A. shareholder’s deficit	(1,143,375)	(1,163,939)
Noncontrolling interest	50,926	49,510

Total liabilities and shareholder’s deficit	$17,361,406	$17,409,992

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INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
Cash flows from operating activities:
Net loss	$(215,758)	$(24,268)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	195,002	186,871
Provision for doubtful accounts	(425)	1,721
Foreign currency transaction gain	(1,901)	(1,044)
Loss on disposal of assets	3	46
Share-based compensation expense	2,224	1,062
Deferred income taxes	(4,858)	2,504
Amortization of discount, premium, issuance costs and other non-cash items	23,436	14,445
Interest paid-in-kind	20,675	970
Loss on early extinguishment of debt	168,229	—
Share in earnings from previously unconsolidated affiliates	(120)	—
Unrealized gains on derivative financial instruments	(12,616)	(1,935)
Other non-cash items	1,704	(1,085)
Changes in operating assets and liabilities:
Receivables	(39,849)	124
Prepaid expenses and other assets	(49,064)	(15,359)
Accounts payable and accrued liabilities	(49,515)	(60,704)
Deferred revenue	182,611	24,308
Accrued retirement benefits	(3,243)	(4,924)
Other long-term liabilities	(10,237)	(651)

Net cash provided by operating activities	206,298	122,081

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(175,811)	(260,867)
Capital contributions to previously unconsolidated affiliates	(6,105)	—
Other investing activities	2,261	—

Net cash used in investing activities	(179,655)	(260,867)

Cash flows from financing activities:
Repayments of long-term debt	(3,583,341)	(20,334)
Proceeds from issuance of long-term debt	3,268,923	175,000
Debt issuance costs	(39,787)	—
Payment of premium on early retirement of debt	(93,634)	—
Capital contribution from noncontrolling interest	—	6,105
Dividend paid to noncontrolling interest	—	(2,255)
Noncontrolling interest in New Dawn	1,558	—
Principal payments on deferred satellite performance incentives	(3,143)	(4,011)

Net cash provided by (used in) financing activities	(449,424)	154,505

Effect of exchange rate changes on cash and cash equivalents	1,901	1,044

Net change in cash and cash equivalents	(420,880)	16,763
Cash and cash equivalents, beginning of period	692,930	294,700

Cash and cash equivalents, end of period	$272,050	$311,463

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INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW FROM (USED IN) OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
Net cash provided by operating activities	$206,298	$122,081

Payments for satellites and other property and equipment (including capitalized interest)	(175,811)	(260,867)

Free cash flow from (used in) operations	$30,487	$(138,786)

Note:

Free cash flow from (used in) operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from (used in) operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

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